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                                                                      EXHIBIT 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the incorporation by reference in the registration statements of ICF Kaiser International, Inc. (the Company) on Forms S-8 [Registration Nos. 33-42677 (Non-employee Directors Stock Option Plan), 33-42678 (Stock Incentive
Plan), 33-51460 (Section 401(k) Plan), and 33-51812 (Employee Stock Purchase
Plan)] and on Form S-3 [Registration No. 33-51677 (600,000 Warrants)] of our report dated April 21, 1995, on our audits of the consolidated financial statements and financial statement schedules of ICF Kaiser International, Inc. as of February 28, 1995 and February 28, 1994, and for the three years ended February 28, 1995, which report is included in the Company's Annual Report on Form 10-K.



                                                        Coopers & Lybrand L.L.P.



Washington, D.C.
May 22, 1995